Exhibit 99.2

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn

Manager, Investor Relations

405.254.5839

GMX RESOURCES INC. ANNOUNCES CLOSING OF ITS TENDER OFFER AND

CONSENT SOLICITATION FOR ITS 11.375% SENIOR NOTES DUE 2019

Oklahoma City, Oklahoma, Wednesday, December 21, 2011. GMX RESOURCES INC., NYSE: ‘GMXR’ (the “Company” or “GMXR”), today announced that effective December 19, 2011 it accepted tenders and consents from the holders of $198,030,000 aggregate principal amount of its outstanding $200,000,000 11.375% Senior Notes due 2019 (the “Existing Notes”) in connection with its private exchange offer and consent solicitation for the Existing Notes, which expired on December 14, 2011. Holders tendering in the exchange offer received new Senior Secured Notes due 2017 (the “New Notes”).

Pursuant to the terms of the exchange offer, holders of the Existing Notes were entitled to exchange, for each $1,000 principal amount of Existing Notes tendered by such holder, either: (a) $750.00 principal amount of New Notes (the “Exchange Only Election”) or (b) $971.40 principal amount of New Notes, if the holder subscribed to purchase for cash an additional $600.00 principal amount of New Notes, to be issued at par, in a private placement being made to the holders in connection with the Exchange Offer for each $1,000 principal amount of Existing Notes tendered by such holder (the “Exchange and Purchase Election”).

Holders tendering pursuant to the Exchange and Purchase Election tendered $144,555,000 million in aggregate principal amount of Existing Notes. Holders tendering pursuant to the Exchange Only Election tendered $53,475,000 in aggregate principal amount of Existing Notes.

On November 2, 2011, the Company entered into separate support agreements (the “Support Agreements”) with holders of greater than 50% (“Supporting Holders”) of the Existing Notes. Pursuant to the Support Agreements the Supporting Holders agreed to purchase their pro rata amount of New Notes offered in the exchange offer and, if tendering holders do not elect to purchase at least $100.0 million aggregate principal amount of New Notes in connection with the exchange offer, to allow the Company to put to them for cash purchase an amount of additional New Notes such that the aggregate principal amount of New Notes issued is $100.0 million (the “Backstop Obligations”). As consideration for the Backstop Obligations, the Supporting Holders received an aggregate for all of the backstop parties of approximately 3.88 million shares of common stock of the Issuer (calculated as a $7 million value based on weighted average price) and $3.0 million aggregate principal amount of Notes.

Including the New Notes issued as consideration for the Backstop Obligations, the Company issued New Notes in an aggregate principal amount of $283,520,000. The Company received gross cash proceeds of $100.0 million in connection with the issuance of the New Notes, including approximately $13.3 million of cash from the Supporting Holders pursuant to their Backstop Obligations.

In connection with the exchange offer and related consent solicitation for the Existing Notes, the Company entered into a supplemental indenture to the indenture governing the Existing Notes to, among other things; eliminate substantially all of the restrictive covenants and certain event of default provisions in the indenture. An aggregate of $1,970,000 principal amount of Existing Notes not tendered and purchased pursuant to the tender offer remains outstanding, and the holders thereof are subject to the terms of the supplemental indenture.

The New Notes mature in December 2017. The New Notes accrue cash interest at 11.0% per annum (or, at the Company’s option, 9.0% cash pay and 4.0% payment in kind in additional New Notes). The New Notes will be secured by first-priority perfected liens on substantially all right, title and interest in or to substantially all of the assets and properties owned or acquired by the Company and the guarantors (the “Collateral”). Additional terms of the New Notes will be included in a Form 8-K filed by the Company in connection with the transaction.